As filed with the Securities and Exchange Commission on February 3, 1999
                                                       Registration No. 333-
===============================================================================


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   ------------
                                     FORM S-3

                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                                   ------------

                          Bone Care International, Inc.
              (Exact Name of Registrant as Specified in Its Charter)


               Wisconsin                               39-1527471
    (State or Other Jurisdiction of                 (I.R.S. Employer
     Incorporation or Organization)               Identification Number)


                                 One Science Court
                             Madison, Wisconsin 53711
                            Telephone: (608) 236-2500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


                              Charles W. Bishop, Ph.D.
                                One Science Court
                              Madison, Wisconsin 53711
                              Telephone: (608) 236-2500
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)

                                    Copy to:

                                  Jim L. Kaput
                                Sidley & Austin
                            One First National Plaza
                            Chicago, Illinois  60603
                               ------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.   / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.   /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 / /_______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                   CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                   Proposed       Proposed
Title of            Amount         Maximum        Maximum        Amount of
Shares To Be        To Be          Aggregate      Aggregate      Registration
Registered          Registered     Price Per      Offering       Fee
                         (1)       Unit (2)       Price (2)
-------------------------------------------------------------------------------
Common
Stock,
no par value         50,000        ---------      ---------      ---------

Rights                 (3)            N/A            N/A            N/A(3)
-------------------------------------------------------------------------------

(1) Also registered hereby are such additional and indeterminate number of shares of Common Stock and Rights (as defined below) as may become issuable in accordance with the provisions of the Bone Care International, Inc. 1996 Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, based upon the exercise price of $2.11 per share for 6,400 shares subject to outstanding options and the average of the high and low sale prices of Common Stock of the Registrant on The Nasdaq National Market on February 1, 1999 for all other shares.

(3) Each share includes an associated preferred stock purchase right (collectively, the "Rights") to purchase 1/200 of a share of Series A Junior Participating Preferred Stock, par value $.001 per share. Rights initially are attached to and trade with the Common Stock of the Registrant. The value attributable to such Rights, if any, is reflected in the market price for the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





            SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1999

PROSPECTUS



                   BONE CARE INTERNATIONAL, INC.

                   50,000 Shares of Common Stock
                         __________________


         This prospectus relates to up to 50,000 shares of Common Stock of Bone Care International, Inc. which we may offer and sell to you and to other holders of options to purchase our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol "BCII." On February 1, 1999, the last reported sale price of our Common Stock was $12.50 per share.

    Each share of our Common Stock includes one Right to purchase 1/200 of a share of our Series A Junior Participating Preferred Stock.

    Our principal executive offices are located at One Science Court, Madison, Wisconsin 53711. Our telephone number is (608) 236-2500.

                          __________________

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          __________________


    The purchase price for the shares of Common Stock you are entitled to receive upon exercise of each of your stock options is set forth in a stock option agreement. We set the price for each of your stock options at the fair market value of a share of Common Stock on the date we granted the stock option.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          The date of this Prospectus is February 3, 1999

                          TABLE OF CONTENTS
                                                                 Page
                                                                 ----
About This Prospectus . . . . . . . . . . . . . . . . . . .  .   2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . .   2
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .   3
Description of the Plan and the Stock Options. . . . . . . . .   3
Certain Federal Income Tax Consequences. . . . . . . . . . . .   6
Description of Capital Stock . . . . . . . . . . . . . . . . .   7
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .    10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Where You Can Find More information. . . . . . . . . . . . .    10



                        ABOUT THIS PROSPECTUS

  This prospectus relates to up to 50,000 shares of Common Stock, no par value, including the associated preferred stock purchase rights ("Common Stock"), of Bone Care International, Inc., a Wisconsin corporation (the "Company" or "Bone Care"), which may be offered and sold to permitted transferees of participants ("Participants") in the Bone Care International, Inc. 1996 Stock Option Plan (the "Plan"), pursuant to nonqualified stock options ("Stock Options") granted to such Participants under the Plan. Upon the approval of the committee of two or more directors of the Company (the "Committee") responsible for administration of the Plan, some or all of a Participant's Stock Options may be transferred by such Participant pursuant to a domestic relations order. Each transfer must be made in accordance with the grant documents specifying the terms and conditions for transferring such Stock Options. This prospectus also relates to the offer and sale of Common Stock pursuant to such Stock Options to the beneficiaries of such permitted transferees, or the executors or administrators of their estates, or other persons duly authorized by law to administer the estate or assets of such persons. As set forth in the Assignment of Option to Purchase Common Stock and agreed to by each person who acquires a Participant's Stock Options pursuant to a domestic relations order, the Company reserves the right to suspend this offering at any time if, in the Company's judgment, a sale of Common Stock may violate federal securities laws.

                             THE COMPANY

  Bone Care is a leader in the discovery and development of improved vitamin D-hormone ("D-hormone") therapies. D-hormones have a key role in secondary hyperparathyroidism leading to metabolic bone diseases in several patient populations, including end stage renal disease ("ESRD"), pre-dialysis and osteoporosis patients. D-hormones also have a role in certain hyperproliferative diseases, including prostate, breast and colon cancers, and psoriasis. In March 1998, the Company filed a New Drug Application ("NDA") with the United States Food and Drug Administration ("FDA") for an oral formulation of its lead product candidate, one-alpha D2 (Hectorol ), a synthetic D-hormone analog for the treatment of secondary hyperparathyroidism associated with ESRD. In February 1999, the Company submitted a NDA with the FDA for an intravenous formulation of Hectorol for the same indication.

                           USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Common Stock for general corporate purposes.

            DESCRIPTION OF THE PLAN AND THE STOCK OPTIONS
The Plan
--------
       The purpose of the Plan is to provide incentives to officers, key employees and consultants of the Company and its subsidiaries and members of the Board of Directors to contribute to the success and prosperity of the
Company by granting Stock Options to such persons.   The  Plan was initially
adopted as of February 1, 1996. Under the Plan, a total of 1,000,000 shares of Common Stock were made available for grant.

  Only nonqualified stock options may be granted under the Plan. The option price per share of Common Stock purchasable upon exercise of an option is 100% of the fair market value of a share of Common Stock on the date of grant of such stock option. The Plan is administered by the Committee, which has the authority, subject to the terms of the Plan, to establish eligibility guidelines, select officers, key employees, consultants, and non-employee directors for participation in the Plan and determine the number of shares of Common Stock subject to a stock option, the exercise price for such shares of Common Stock, the time and conditions of vesting or exercise, and all other terms and conditions of the stock options. To the extent required under Section 162(m) of the Internal Revenue Code of 1986, and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person is 200,000, subject to adjustment for changes in the Company's capitalization.

  The Plan may be amended by the Board of Directors in any respect, except that no amendment may be made without shareholder approval if such amendment would increase the maximum number of shares of Common Stock available under the Plan (other than certain adjustments for changes in the Company's capitalization) or would otherwise require shareholder approval. The Plan will terminate on February 1, 2006, unless earlier terminated by the Board of Directors.

The Stock Options
-----------------
       At the time of grant, the Committee establishes the exercise price, the expiration date and the times and installments in which the Stock Options may be exercised. As of the date of this prospectus, all Stock Options granted under the Plan have had expiration dates ten years from the date of grant with an exercise price equal to 100% of the fair market value of a share of Common
Stock on the date of grant.   Such grants generally have provided that the
Stock Options become exercisable in equal annual installments over the three-year or five-year period following the date of grant. If any change shall occur in or affect shares of Common Stock or Stock Options on account of a merger, reorganization, stock dividend, stock split or similar changes, the Committee shall make adjustments in, among other things, (i) the number of shares exercisable under each Stock Option and (ii) the exercise price of the unexercised portion of each Stock Option.

Transferability
---------------
       The Plan provides that Stock Options are generally not transferable by a Participant except by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company and are exercisable during the Participant's lifetime only by the Participant. Notwithstanding the foregoing, under certain circumstances, the Committee may consent to the transfer or transferability of any particular Stock Option in the manner approved by the Committee. The Committee has determined to allow the transfer of certain Stock Options pursuant to a domestic relations order. Any such permitted transferee of a Participant's Stock Options shall be referred to herein as a "Stock Option Transferee" and such Participant shall be referred to herein as a "Participant Transferor."

       This prospectus relates to up to 50,000 shares of Common Stock which may be offered and sold to Stock Option Transferees pursuant to Stock Options that may be transferred as described in the immediately preceding paragraph. This prospectus also relates to the offer and sale of Common Stock pursuant to such Stock Options to the beneficiaries of such Stock Option Transferees or the executors or administrators of their estates, or other persons duly authorized
by law to administer the estate or assets of such persons.   Upon transfer to a
Stock Option Transferee, a Stock Option is governed by and subject to the terms and limitations of the Plan and the relevant grant, as such grant may be amended by the Committee in consenting to a transfer of the Stock Option, and, subject to any such amendment, the Stock Option Transferee is entitled to the same rights as the Participant Transferor, as if no transfer had taken place. ACCORDINGLY, THE RIGHTS OF THE STOCK OPTION TRANSFEREE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE ORIGINAL GRANT TO THE PARTICIPANT TRANSFEROR, AS AMENDED, INCLUDING PROVISIONS RELATING TO EXPIRATION DATE, EXERCISABILITY, EXERCISE PRICE AND FORTEITURE. FOR INFORMATION REGARDING THE TERMS OF A PARTICULAR STOCK OPTION GRANT, STOCK OPTION TRANSFEREES MAY CONTACT THE CORPORATE SECRETARY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES. Once a Stock Option has been transferred to a Stock Option Transferee, it may not be subsequently transferred by the Stock Option Transferee except with the consent of the Committee or by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.

Exercise of Stock Options by Stock Option Transferees
-----------------------------------------------------
       A Stock Option that has been validly transferred may be exercised by the Stock Option Transferee at any time from the time first set by the Committee in the original grant to the Participant Transferor until the close of business on the expiration date of the Stock Option, or the earlier date on which the Stock Option terminates due to the Participant Transferor's termination of employment or service as director, as discussed below. Stock Options generally become exercisable in equal annual installments over the three-year or five-year period following the date of grant. The exercise price of the shares as to which Stock Options are exercised shall be paid to the Company at the time of exercise in cash.
       A Stock Option will be deemed exercised on the date the Company's Corporate Secretary's office has received written notice of exercise of the Stock Option signed by the Stock Option Transferee specifying the number of shares of Common Stock being purchased pursuant to the Stock Option exercise (accompanied by a check in satisfaction of the exercise price). The Stock Option shares will generally be registered in the name of the Stock Option Transferee as of the first business day following the date the Company receives a properly completed notice of exercise and payment of the exercise price and an amount necessary to satisfy all income tax withholding obligations. Any required income tax withholding must be satisfied by the Stock Option Transferee as discussed below under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Once the exercise is completed as described above, stock certificates for the appropriate number of shares will be delivered as soon as practicable to the Stock Option Transferee or his or her estate or beneficiaries, or such shares shall otherwise be delivered in such manner as the person(s) entitled thereto may direct.

Effect of Termination of Employment or Service
----------------------------------------------
   Because Stock Options transferred to Stock Option Transferees continue to be governed by the terms of the Plan and the original grant, their exercisability continues to be affected by the Participant Transferor's employment or service status. If a Participant Transferor terminates employment or service with the Company for any reason other than retirement after age 60 or death, all out-standing unexercised Stock Options granted to such Participant Transferor, including those transferred to a Stock Option Transferee, may be exercised during the 30-day period following the date of termination of employment or service, but only to the extent exercisable on the date of termination and in no event after the expiration dates of such Stock Options. If a Participant Transferor terminates employment or service by reason of retirement after age 60 or death, all outstanding unexercised Stock Options granted to such Participant Transferor, including those transferred to a Stock Option Transferee, may be exercised during the one-year period following the date of death or date of termination of employment or service, but only to the extent exercisable on the date of termination or death, and in no event after the expiration dates of such Stock Options. If a Participant Transferor dies during the 30-day period following termination of employment or service for any reason other than retirement after age 60, or if a Participant Transferor dies during the one-year period following termination of employment or service by reason of retirement after age 60, all outstanding unexercised Stock Options granted to such Participant Transferor, including those transferred to a Stock Option Transferee, may be exercised during the one-year period following the date of death, but only to the extent exercisable on the date of death, and in no event after the expiration dates of such Stock Options. The Company has no obligation to notify any Stock Option Transferee of the termination of employment or service of the Participant Transferor.

Change in Control
-----------------
   In the event of a change in control of the Company, any stock option not previously exercisable in full will become fully exercisable. A change in control generally is the acquisition, subject to certain exceptions, by any person of beneficial ownership of 50% or more of the outstanding shares of Common Stock, a change in the majority of the Board of Directors and approval by the shareholders of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company unless certain conditions are satisfied.
               CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       Prior to making a transfer of a Stock Option, a Participant should consult with his or her personal tax advisors concerning the possible federal, state and local income and other tax consequences of such a transfer. A Stock Option Transferee should consult with his or her personal tax advisors concerning the possible federal, state and local income and other tax consequences of the exercise of a Stock Option. The federal income tax consequences of a transfer to a former spouse of a Stock Option pursuant to a domestic relations order and of the exercise of the Stock Option are summarized below. State and local income tax consequences are not addressed herein.

Income Tax Consequences for Participant Transferor
--------------------------------------------------
       A Participant who transfers a Stock Option to a Stock Option Transferee pursuant to a domestic relations order will not recognize income at the time of the transfer. As discussed in the following paragraph, where the Participant Transferor and the Stock Option Transferee both are domiciled in a community property state, such as Wisconsin, the Stock Option Transferee and not the Participant Transferor will recognize ordinary income at the time the Stock Option Transferee exercises the Stock Option.

Income Tax Consequences for Stock Option Transferee
---------------------------------------------------
       A Stock Option Transferee will not recognize income at the time a Stock Option is transferred to the Stock Option Transferee pursuant to a domestic relations order. Where the Participant Transferor and the Stock Option Transferee are both domiciled in a community property state, such as Wisconsin, upon exercise of a Stock Option that was transferred pursuant to a domestic relations order, the Stock Option Transferee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares purchased on the date of exercise (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day as exercise) over the exercise price. If either the Participant Transferor or the Stock Option Transferee is not domiciled in a community property state, the Participant Transferor and Stock Option Transferee should consult their personal tax advisors. The Company will generally be entitled to claim a federal income tax deduction at such time and in the same amount that the Stock Option Transferee recognizes ordinary income. The Internal Revenue Service has ruled in private letter rulings that the amount required to be included in income by the Stock Option Transferee is subject to income tax withholding.

Income Tax Consequences upon the Subsequent Sale of Stock
---------------------------------------------------------
       If shares acquired upon exercise of a Stock Option that was transferred pursuant to a domestic relations order are later sold or exchanged, then the difference between the sale price and the Stock Option Transferee's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (assuming that the stock is a capital asset of the taxpayer) depending upon whether the stock has been held for more than 12 months after the exercise date. The tax basis for the shares in the hands of the Stock Option Transferee would be the exercise price for the Stock Option plus the amount of income recognized by the Stock Option Transferee at the time of exercise.
                     DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 28,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, par value $.001 per share. The Board of Directors of the Company has designated 140,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock in connection with the Rights described below. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and the By-Laws of the Company, which are filed as exhibits to the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC").

Common Stock
------------
    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622 of the WBCL for unpaid employee wages. Section 180.0622 of the WBCL provides that shareholders of every corporation are personally liable to an amount equal to the par value of the shares owned by them and to the consideration for which their shares without par value were issued, for all debts owing to employees for services performed for such corporation, but not exceeding six months' service in the case of any individual employee. The Common Stock has no par value. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of Common Stock at that time outstanding subject to prior distribution rights of creditors of the Company.

Preferred Stock
---------------
    The Articles of Incorporation provide that the Board of Directors of the Company is authorized, subject to certain limitations prescribed by law or the rules of The Nasdaq Stock Market, to issue, without further shareholder approval, up to 2,000,000 shares of Preferred Stock of the Company, to determine with respect to the Preferred Stock the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of Preferred Stock, to create one or more series of Preferred Stock, and, with respect to any series, to determine the number of shares of the series, the distinguishing designation and the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that series. In connection with the adoption of the Company's shareholders rights plan, the Board of Directors of the Company designated 140,000 shares as the Series A Junior Participating Preferred Stock.

Rights Agreement
----------------
    The Board of Directors has adopted a shareholders rights plan. Under the shareholders rights plan, each share of Common Stock has associated with it one preferred share purchase right (a "Right"). The terms of the Preferred Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A. The following summary description of the Rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement.

    Under certain circumstances described below, each Right would entitle the holder thereof to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock for a price of $12.50 per one two-hundredth of a share, subject to adjustment. The Rights are not presently exercisable and are transferable only with the related shares of Common Stock. The Rights will not become exercisable or be evidenced by separate certificates or trade separately from the Common Stock prior to the occurrence of certain triggering events described below. In such an event, separate Rights certificates would be issued and distributed representing one Right for each share of Common Stock. There is no present market for the Rights separate from the Common Stock and the Company cannot predict whether a trading market would develop with respect to the Rights if the Rights ever become exercisable.

    The Rights would become exercisable at the specified exercise price upon the earliest to occur of (i) 10 business days after the first public announcement that any person or group (other than an Exempt Person, as defined below) has acquired beneficial ownership of 15% or more of the Company's outstanding shares of Common Stock (an "Acquiring Person") and (ii) 10 business days (unless delayed by the Board of Directors) after any person or group (other than an Exempt Person) has commenced, or announced the intention to commence, a tender or exchange offer which would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of Common Stock (the earliest of such date is the "Distribution Date"). Rights certificates will be distributed as soon as practicable after the Distribution Date. Notwithstanding the foregoing, Rights may not be exercised following the occurrence of an event described below under the caption "Flip-In" prior to the expiration of the Company's right to redeem the Rights. An "Exempt Person" includes the Company, Dr. Mazess and certain persons and entities related to or affiliated with the Company or Dr. Mazess.

    FLIP-IN. After the Rights become exercisable and a person or group has become an Acquiring Person, the holders of the Rights (other than an Acquiring Person and certain transferees therefrom) would be entitled to purchase shares of Common Stock at a 50% discount. After the occurrence of a "Flip-In" event, the Rights of an Acquiring Person and such transferees become void.

    FLIP-OVER. In the event that, on or after the date on which an Acquiring Person has become such: (i) the Company merges into or consolidates with an Interested Shareholder (as defined below) or, unless all holders of the outstanding shares of Common Stock are treated the same, any other person (with limited designated exceptions), (ii) an Interested Shareholder or, unless all holders of the outstanding shares of Common Stock are treated the same, any other person (with limited designated exceptions) merges into the Company or
(iii) the Company sells or transfers 50% or more of its consolidated assets or earning power to an Interested Shareholder or, unless all holders of the outstanding shares of Common Stock are treated the same, any other person (with limited designated exceptions), the holders of the Rights (other than Rights which have become void) would be entitled to purchase common shares of the acquiror (or a person affiliated therewith) at a 50% discount. In general, an "Interested Shareholder" is an Acquiring Person and certain persons affiliated, associated or acting on behalf of or in concert therewith.

    REDEMPTION OF RIGHTS. The Rights may be redeemed, in whole but not in part, at a redemption price of $.005 per Right, subject to adjustment, at the direction of the Board, at any time prior to the earliest of (i) 10 business days after the first public announcement that any person or group has become an Acquiring Person, (ii) the occurrence of any transaction described under the caption "Flip-Over" and (iii) April 13, 2006. Under certain circumstances set forth in the Rights Agreement, redemption requires that disinterested directors be in office and that the decision to redeem the Rights have the concurrence of at least a majority of the disinterested directors after the occurrence of an event. Such circumstances include redeeming the Rights (i) at a time at which there is an Acquiring Person or (ii) after the first public announcement that a person or group has become an Acquiring Person but prior to the occurrence of a transaction described under the caption "Flip-Over," but only (i) if the person who is the Acquiring Person shall have reduced its beneficial ownership of the then outstanding shares of Common Stock to less than 10% or (ii) in connection with any transaction described under the caption "Flip-Over" which does not involve an Interested Shareholder and in which all holders of the Common
Stock are treated the same.

    EXCHANGE OF SHARES FOR RIGHTS. At any time after any person or group shall have become an Acquiring Person and before any person (other than an Exempt Person), together with its affiliates and associates, shall have become the beneficial owner of 50% or more of the outstanding shares of Common Stock, the Board of Directors may, at its option, exchange all or any part of the Rights (other than Rights which have become void) for shares of Common Stock at the exchange rate of one share of Common Stock (or one two-hundredth of a Preferred Share) per Right, subject to adjustment.


Terms of Series A Junior Participating Preferred Stock
------------------------------------------------------
    The Series A Junior Participating Preferred Stock (the "Preferred Shares") which would be issuable upon exercise of the Rights (should the Rights become exercisable) would not be redeemable. Each Preferred Share would entitle the holder thereof to receive a preferential quarterly dividend equal to 200 times the aggregate per share amount of all cash dividends, plus 200 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Common Stock), declared on the Common Stock during such quarter, adjusted to give effect to any dividend on the Common Stock payable in shares of Common Stock or any subdivision, combination or reclassification of the Common Stock (a "Dilution Event"). Each Preferred Share would entitle the holder thereof to 200 votes on all matters submitted to a vote of the shareholders of the Company, voting together as a single class with the holders of the Common Stock and the holders of any other class of capital stock having general voting rights, adjusted to give effect to any Dilution Event. In the event of liquidation of the Company, the holder of each Preferred Share would be entitled to receive a preferential liquidation payment equal to 200 times the aggregate per share amount to be distributed to the holders of the Common Stock, adjusted to give effect to any Dilution Event, plus an amount equal to accrued and unpaid dividends and distributions on such Preferred Share, whether or not declared, to the date of such payment. In the event of any merger, consolidation or other transaction in which the outstanding shares of Common Stock are exchanged for or converted into other capital stock, securities, cash and/or other property, each Preferred Share would be similarly exchanged or converted into 200 times the per share amount applicable to the Common Stock, adjusted to give effect to any Dilution Event.


                            LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Michael, Best & Friedrich, Milwaukee, Wisconsin.

                               EXPERTS

    The consolidated financial statements of the Company as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We incorporate by reference the following documents that we have filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering of the Common Stock is completed:

         -     Annual Report on Form 10-K for the year ended June 30, 1998;

               Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and December 31, 1998

               Description of the Common Stock contained in the Company's Registration Statement on Form 10 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and Description of the Rights contained in the Company's Registration Statement on Form 10 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     This prospectus is part of a registration statement we have filed with the SEC relating to the Common Stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our Common Stock. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 313 West Beltline Highway, Madison, Wisconsin 53713 (telephone number
(608) 236-2500), Attention: Vice President - Finance.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the document. We are not making an offer of the Common Stock in any state in which the offer or sale is not permitted.



                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------
      The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated, except the SEC registration fee.

   SEC registration fee. . . . . . . . . . . .  $    155
   Legal fees and expenses . . . . . . . . . .     5,000
   Fees of accountants . . . . . . . . . . . .     1,500
   Miscellaneous . . . . . . . . . . . . . . .       845
                                                   -----
   Total expenses. . . . . . . . . . . . . . .  $  7,500
                                                   =====

Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------
          Under the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's
duties to the Company and such breach or failure constituted:   (i) a willful
failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest,
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's By-Laws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the By-Laws.

          The Wisconsin Business Corporation Law contains provisions for mandatory indemnification of directors and officers against certain liabilities and expenses that are similar to those contained in the Company's By-Laws. Under Section 180.0828 of the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for damages, settlements, fees, fines, penalties or other monetary liabilities arising from breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in clauses (i) through (iv) in the preceding paragraph. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

          The Company has purchased directors and officers liability insurance, which would provide coverage against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 16.  Exhibits.
-------------------
          A list of exhibits included as part of this Registration Statements is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings.
-----------------------
               (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 3rd day of February, 1999.

                              BONE CARE INTERNATIONAL, INC.


                              By:       /s/  Charles W. Bishop
                                   _____________________________________
                                       Charles W. Bishop, Ph.D.
                                   President and Chief Executive Officer

                           POWER OF ATTORNEY

          KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Bishop and Dale W. Gutman, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name                                    Title
----                                    -----
       /s/ Charles W. Bishop            President, Chief Executive Officer
_______________________________         and Director
     Charles W. Bishop, Ph.D.           (Principal Executive Officer)


       /s/ Dale W. Gutman               Vice President of Finance
_______________________________         (Principal Financial and
             Dale W. Gutman                 Accounting Officer)


       /s/ Richard B. Mazess            Chairman of the Board
_______________________________
            Richard B. Mazess

        /s/ Martin Barkin, M.D.          Director
_______________________________
             Martin Barkin, M.D.


        /s/ Robert A. Beckman            Director
_______________________________
             Robert A. Beckman
                             EXHIBIT INDEX

Exhibit
Number
------
4.1(a)    Restated Articles of Incorporation of Registrant (1)  (Exhibit 3.1)

4.1(b)    Articles of Amendment of Registrant (2)  (Exhibit 3.1(b))

4.2       By-laws of Bone Care Corporation (3)  (Exhibit 3.2)

4.3 Shareholder Rights Agreement between Bone Care and Norwest Bank, Minnesota, N.A. (1) (Exhibit 4.1, Amendment No. 3 to Form 10/A

*5 Opinion of Michael, Best & Friedrich regarding the legality of the securities being registered

*23.1     Consent of KPMG LLP

*23.2     Consent of Michael, Best & Friedrich  (included in Exhibit 5)

*24       Powers of Attorney  (included on the signature page)

*99.1     Bone Care International, Inc. 1996 Stock Option Plan

99.2      Form of Stock Option Agreements  (2)  (Exhibit 10.7)

*99.3     Form of Amendment to Stock Option Agreement

*filed herewith

(1) Incorporated by reference to exhibits filed with Registrant's Form 10 Registration Statement (Registration Number 02-27854) filed under the Securities Exchange Act of 1934. Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10 or, if applicable, the Amendment to the Form 10.

(2) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-1 (Registration Number 333-43923) filed under the Securities Act of 1933. Parenthetical references to exhibit numbers are to the exhibit numbers in the Form S-1.

(3) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the quarter ended December 31, 1996 (File No. 0-18643). Parenthetical references to exhibit numbers are to the exhibit numbers on the Form 10-Q.